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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                               (AMENDMENT NO. 3)*

                                IPL SYSTEMS, INC.
                                (Name of Issuer)

                      CLASS A COMMON STOCK, $0.01 PAR VALUE
                         (Title of Class of Securities)

                                   449813 10 4
                                 (CUSIP Number)








--------------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                  SCHEDULE 13G

---------------------------------                ------------------------------
  CUSIP NO. 449813 10 4                              PAGE 2 OF 5 PAGES
---------------------------------                ------------------------------

--------------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   Stephen J. Ippolito
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [ ]

   Not applicable                                                       (b) [ ]
--------------------------------------------------------------------------------
3  SEC USE ONLY


--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States of America
--------------------------------------------------------------------------------
                           5         SOLE VOTING POWER
       NUMBER OF
         SHARES                     888,412
      BENEFICIALLY        ------------------------------------------------------
        OWNED BY          6         SHARED VOTING POWER
          EACH
       REPORTING                    0
         PERSON           ------------------------------------------------------
          WITH            7         SOLE DISPOSITIVE POWER

                                    888,412
                          ------------------------------------------------------
                          8         SHARED DISPOSITIVE POWER

                                    0
--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   888,412
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    [ ]

--------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   3.7%
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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                                  SCHEDULE 13G

---------------------------------                ------------------------------
  CUSIP NO. 449813 10 4                              PAGE 3 OF 5 PAGES
---------------------------------                ------------------------------

ITEM 1(a).    NAME OF ISSUER:

     IPL Systems, Inc.

ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     124 Acton Street, Maynard, MA  01754

ITEM 2(a).    NAME OF PERSON FILING:

     Stephen J. Ippolito

ITEM 2(b).    ADDRESS OF PRINCIPAL OFFICES OR, IF NONE, RESIDENCE:

     c/o IPL Systems, Inc.
     124 Acton Street, Maynard, MA  01754

ITEM 2(c).    CITIZENSHIP:

     United States of America

ITEM 2(d).    TITLE OF CLASS OF SECURITIES:

     Class A Common Stock, $0.01 par value

ITEM 2(e).    CUSIP NUMBER:

     449813 10 4

ITEM 3. IF THE STATEMENT IS BEING FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

     Not applicable.

ITEM 4.       OWNERSHIP.

     (a) Amount beneficially owned:

     As of December 31, 1997, Mr. Ippolito beneficially owned 888,412 shares of IPL Class A Common Stock, which includes 35,000 shares that may be acquired upon the subsequent exercise of options currently held by him. The 853,412 remaining shares were acquired by Mr. Ippolito before IPL was registered under the Securities Exchange Act of 1934.

     (b) Percent of class:  3.7%
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                                  SCHEDULE 13G

---------------------------------                ------------------------------
  CUSIP NO. 449813 10 4                              PAGE 4 OF 5 PAGES
---------------------------------                ------------------------------

     (c) Number of shares as to which such person has:

         (i)      Sole power to vote or direct the vote:  888,412

         (ii)     Shared power to vote or direct the vote:  0

         (iii)    Sole power to dispose or to direct the disposition
                  of:  888,412

         (iv)     Shared power to dispose or to direct the disposition of:  0

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable.

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

     Not applicable.

ITEM 10. CERTIFICATION.

     Not applicable.






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                                  SCHEDULE 13G

---------------------------------                ------------------------------
  CUSIP NO. 449813 10 4                              PAGE 5 OF 5 PAGES
---------------------------------                ------------------------------




                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





Dated:  February 12, 1998                          /s/ Stephen J. Ippolito
                                                 -------------------------
                                                 Stephen J. Ippolito